EXHIBIT 1.3

DIAGEO PLC AND DIAGEO FINANCE B.V.

OFFICER’S CERTIFICATE

In connection with the issuance of the 5.5% Notes due 2013 (the “Fixed Rate Notes”) and Floating Rate Notes due 2009 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Securities”) by Diageo Finance B.V. (the “Issuer”) pursuant to the Indenture dated as of December 8, 2003 (the “Indenture”) among the Issuer, Diageo plc (the “Guarantor”) and Citibank, N.A., as Trustee (section references herein being to the Indenture), and pursuant to the authorization of the Board of Directors, or a duly authorized committee thereof, of the Guarantor by Resolutions adopted on February 15, 2006 and March 16, 2006 and of the Board of Directors, or a duly authorized committee thereof, of the Issuer by Resolutions adopted on March 7, 2006 and March 27, 2006, each of the undersigned hereby confirms that the following terms and conditions of the Securities were established in accordance with Section 301 of the Indenture:

Title of Securities:	5.5% Notes due 2013 Floating Rate Notes due 2009

Issue Price:	99.868% for the Fixed Rate Notes 100.00% for the Floating Rate Notes

Issue Date:	March 30, 2006 for the Fixed Rate Notes and the Floating Rate Notes

Principal Amount of Securities:	$600,000,000 for the Fixed Rate Notes $400,000,000 for the Floating Rate Notes

Form of Securities:

The Securities will be issued in the form of global notes that will be deposited with The Depository Trust company, New York, New York (“DTC”) on the closing date. The global notes will be issued to DTC, which will be executed and delivered in substantially the form attached hereto as Exhibit A for the Fixed Rate Notes and Exhibit B for the Floating Rate Notes. In certain circumstances described in the Indenture, Securities may be issued in definitive form.

Maturity:	April 1, 2013 for the Fixed Rate Notes March 30, 2009 for the Floating Rate Notes

Interest Rate:	5.5% per annum, accruing from March 30, 2006, for the Fixed Rate Notes At a rate equal to the then applicable LIBOR rate, which will be reset quarterly on the first day of each Interest Reset Period, plus 0.120%, for the Floating Rate Notes. The initial interest rate for the Floating Rate Notes will be 5.08%.

“Interest Reset Period” means with respect to each Interest Payment Date, the period commencing on and including the immediately preceding Interest Payment Date and ending on and including the next day preceding that Interest Payment Date, except that the first Interest Reset Period will begin on and include March 30, 2006 and will end on and include June 29, 2006.

“LIBOR” with respect to an Interest Reset Period, shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London banking day after the determination date (as defined below) that appears on Telerate Page 3750 (as defined below) as of 11:00 a.m., London time, on the determination date.

“determination date” with respect to an interest reset period will be the second London banking day preceding the first day of the interest reset period.

“London banking day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Telerate Page 3750” means the display designated as “Page 3750” on Moneyline Telerate, Inc. or any successor service (or such other page as may replace Page 3750 on that service or a successor service).

Interest Payment Dates:	Interest shall be payable for the Fixed Rate Notes on April 1 and October 1 of each year, commencing on October 1, 2006, and on every March 30, June 30, September 30 and December 30 commencing on July 1, 2006, for the Floating Rate Notes, provided that if such Interest Payment Date for the Securities is not a Business Day, the Interest Payment Date shall be postponed to the next Business Day. “Business Day” shall have the meaning assigned to it in the Indenture.

Regular Record Dates:

Interest on the Fixed Rate Notes shall be paid to the holder in whose name the Fixed Rate Notes are registered at the close of business on the March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding the relevant Interest Payment Date.

Interest shall be paid on the Floating Rate Notes to the holder in whose name the Floating Rate Notes are registered at the close of business on the day that is 15 calendar days prior to each Interest Payment Date (whether or not a Business Day), as the case may be, next preceding the relevant Interest Payment Date.

Place of Payment, Paying Agent, Registration of Transfer and Exchange:	Citibank, N.A. Corporate Agency & Trust 388 Greenwich Street 14th Floor New York, NY 10013

Notices and Demands to Issuer:	Diageo Finance B.V. Molenwerf 10-12 1014 BG Amsterdam The Netherlands Attn: Secretary or Diageo North America, Inc. 801 Main Street Norwalk, CT 06851 United States

Notices and Demands to Guarantor:	Diageo plc 8 Henrietta Place London W1G 0NB England Attn: Secretary

or Diageo North America, Inc. 801 Main Street Norwalk, CT 06851 United States

Redemption Provisions:	Optional, in whole but not in part, at the option of the Issuer or the Guarantor, at any time in accordance with Section 1108 of the Indenture

Defeasance and Discharge of Securities (Section 403):	Applicable

Additional Amounts:

Pursuant to Section 1004 of the Indenture, the obligations of the Issuer and the Guarantor to pay additional amounts thereunder shall be subject to the additional exceptions specified in the form of Notes set forth in Exhibit A hereto.

Other Term of the Securities:

The other terms of the Securities shall be substantially as set forth in the Indenture, the form of Notes attached hereto as Exhibit A, the Prospectus dated March 27, 2006 (the “Prospectus”) relating to the Securities and the Prospectus Supplement dated March 27, 2006 to the Prospectus.

In connection with the aforementioned issuance, each of the undersigned hereby certifies to the best of his or her knowledge that:

1.                He or she has read the provisions of the Indenture setting forth covenants and conditions to the Trustee’s authentication and delivery of the Securities and the Guarantees endorsed thereon by the Guarantor, and the definitions in the Indenture relating thereto.

2.                He or she has examined the resolutions of the Board of Directors of the Issuer or the Guarantor, as applicable, adopted prior to the date hereof relating to the authorization, issuance, authentication and delivery of the Securities and the Guarantees, such other corporate records of the Issuer and the Guarantor, as applicable, and such other documents deemed necessary as a basis for the opinion hereinafter expressed.

3.                In his or her opinion, such examination is sufficient to enable him or her to express an informed opinion as to whether the covenants and conditions referred to above have been complied with.

4.                He or she is of the opinion that the covenants and conditions referred to above have been complied with.

IN WITNESS WHEREOF, each of the undersigned has hereunto signed his name.

Dated: March 30, 2006
DIAGEO FINANCE B.V.

	By:	/s/ K.J.M. Slobbe
	Name:	K.J.M. Slobbe
	Title:	Managing Director

	By:	/s/ D.M.F. Leese
	Name:	D.M.F. Leese
	Title:	Managing Director

DIAGEO PLC

	By:	/s/ N.C. Rose
	Name:	N.C. Rose
	Title:	Chief Financial Officer